Exhibit 10.2

Town Sports International
5 Penn Plaza, 4th floor
New York, NY 10001
Phone 212.246.6700                                                                                                                                           April 2, 2009
Fax 212.246.8422
MySportsClubs.com
     Ms. Jennifer H. Prue
     Dear Jenny:
          This letter confirms that, in accordance with Section 3.1.a. of the Employment Agreement between you and Town Sports International, LLC (the “Company”), dated August 29, 2000, your employment will be terminated effective May 4, 2009.
          During this transition period, you will not be required to report to the office, unless otherwise directed by the Chief Financial Officer, but you will remain available to assist with the transition. Moreover, during this period you are not authorized to act on behalf of the Company and you may not give any third party the appearance that you have such authority.
          Pursuant to Section 3.1.a., the Company will pay you a separation payment of $159,627.50, plus $60,000 (the bonus amount pursuant to Section 2.1.b. of the Employment Agreement for 2008), plus any amount of accrued, but unused vacation days. The foregoing amount, less all applicable withholdings, will be paid to you within 5 days following the termination date (other than the vacation pay which will be paid in the next payroll after the termination date). Once paid, the Company will have satisfied all of its obligations to you under the Employment Agreement. We will not be enforcing the non-compete and non-solicit restrictive covenants set forth in Section 4.2 of the Employment Agreement or any stock option agreement, however, and for the sake of clarity, the confidentiality and assignment of developments provisions contained in an option agreement or other agreement shall survive.
          Your options to purchase Town Sports International Holdings, Inc. common stock, to the extent vested as of the termination date, shall remain outstanding for the post-termination exercise period specified in the applicable option plan and agreements. Such vested options will expire at the conclusion of such post termination exercise period to the extent not previously exercised. That portion of the stock options that remain unvested as of the termination date shall be forfeited on the termination date without any payment.
          Jenny, we thank you for your past contributions to the Company and we wish you the best in your future endeavors.

Sincerely,
/s/ James M. Rizzo
James M. Rizzo
Senior Vice President Human Resources

New York	Boston	Washington	Philadelphia